Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1/A) of Stuart King Capital Corp. of our report dated April 30, 2013, with respect to the balance sheets as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on April 7, 2011 through December 31, 2012 to be included in this Registration Statement.

/s/ Sam Kan & Company
Firm’s Signature

Alameda, CA
City, State

May 14, 2013
Date